Exhibit 99.1

Date: February 12, 2019	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Expansion of Stock Repurchase Program

Irvine, CA, February 12, 2019 — CorVel Corporation (NASDAQ:  CRVL), reported that the Company’s Board of Directors has approved a 1,000,000 share expansion to its existing stock repurchase program, increasing the total number of shares approved for repurchase over the life of such program to 37,000,000 shares from the previous limit of 36,000,000 shares. Based upon the Company’s closing stock price on February 8, 2019, this increase in the number of shares authorized to be repurchased over time would cost approximately an additional $63 million if the full 1,000,000 additional shares are repurchased. The actual cost could be higher or lower depending on the Company’s stock price at the time of any repurchases and the frequency and amount of any repurchases.  As of December 31, 2018, the Company had $96 million in cash on the balance sheet and no debt.

“As a result of CorVel’s organic revenue growth, and the strength of our business model we believe we remain well-positioned to generate cash for future growth,” said Michael Combs, CorVel’s President and Chief Executive Officer. “Our share repurchase program allows CorVel to invest in the continuing success of our services and enhance shareholder value.”

CorVel commenced its share repurchase program in the fall of 1996. Since its inception through December 31, 2018, the Company has spent $454 million to repurchase 35,267,631 shares, equal to 65% of the outstanding common stock had there been no repurchases. The Company spent $22.6 million to repurchase 386,552 shares during the nine months ended December 31, 2018, for an average price of $58.44 per share. These purchases have been funded primarily from the net earnings of the Company. CorVel had 18,700,031 shares of common stock, net of treasury shares, outstanding as of December 31, 2018.

The Company also announced that, pursuant to approval of its Board of Directors, the Company entered into a pre-arranged stock trading plan to repurchase shares of its common stock commencing February 19, 2019, through June 21, 2019, subject to certain limitations. The stock trading plan will be in accordance with guidelines specified under Rule 10b5-1 and Rule 10b-18 of the Securities and Exchange Act of 1934 and consistent with CorVel Corporation’s policies regarding stock transactions. Rule 10b5-1 provides a safe harbor for public companies to adopt written, pre-arranged stock trading plans when they do not have material, nonpublic information in their possession. All bids and the amounts purchased shall at all times be consistent and compliant with the pricing and volume limitations of Rule 10b-18.

The shares authorized to be repurchased under the repurchase program may be purchased from time to time at prevailing market prices, through open market, or unsolicited negotiated transactions, depending upon market conditions. There is no guarantee as to the timing and exact number of shares that will be repurchased by CorVel, and the Company may discontinue repurchases without notice at any time that management determines additional repurchases are not warranted. The repurchased shares may be used for general purposes, including issuance under the Company’s stock option and employee stock purchase plans, although historically repurchased shares have remained in treasury.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s stock repurchase program and the Company’s position to generate cash for future growth. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, the amount and timing of any stock repurchases under the Company’s stock repurchase program, if any, and the Company’s ability to repurchase shares of its common stock and how those repurchased shares may be used; the possibility of legislation being adopted in future that could adversely impact companies with stock repurchase programs; the Company’s ability to generate cash; and the Company’s results of operations, including product investment strategies, business intelligence and analytics within claims management services and additional automation within the Company’s bill review software; and the other factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2018, September 30, 2018 and December 31, 2018. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.